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                                                                EXHIBIT 11.1

                          POLAND COMMUNICATIONS, INC.
             For the three months ended March 31, 1997 and 1996
                     (in thousands, except per share data)



                                                               Three Months Ended       Three Months Ended
                                                                 March 31, 1997             March, 1996
                                                               ------------------       ------------------
Net Loss applicable to common shareholders                             (4,543)                  (1,075)
                                                                  -----------              -----------
Weighted average number of shares outstanding                      18,948,000               12,215,000
Net Loss per share                                                $      (.24)             $      (.09)
                                                                  -----------              -----------



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